Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-119618, 333-37398 and 333-161239 on Form S-8  and Registration Statements No. 333-155702 and 333-163075 on Form S-3 of our reports dated March 1, 2010, relating to the financial statements and financial statement schedule of SCANA Corporation, and the effectiveness of SCANA Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of SCANA Corporation for the year ended December 31, 2008, and our report dated June 29, 2009 appearing in this Annual Report on Form 10-K of SCANA Corporation for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
March 1, 2010